Contact:	Teri Watson (Investment Community) 212-770-7074

Christina Pretto (News Media) 212-770-7083
U.S. GOVERNMENT PROVIDES SUPPORT
FOR CONTINUED RESTRUCTURING OF AIG
NEW MEASURES WILL REDUCE DEBT OWED TO GOVERNMENT, STRENGTHEN CAPITAL BASE, ALLOW TIME TO
EXECUTE RESTRUCTURING PLAN UNDER BETTER MARKET CONDITIONS
AIG POSITIONING CERTAIN KEY FRANCHISES
AS INDEPENDENT OPERATIONS TO BENEFIT CUSTOMERS
AND ENHANCE FRANCHISE VALUES
EMPHASIS ON REDUCING RISK THROUGH INCREASED TRANSPARENCY
     NEW YORK, March 2, 2009 — American International Group, Inc. (AIG) today announced a broad set of actions, taken in cooperation with the U.S. Department of the Treasury (U.S. Treasury) and the Federal Reserve, to improve AIG’s capital structure, protect and enhance the value of its key businesses, and position these franchises for the future as more independently run, transparent companies.
     These actions will reduce the debt AIG owes the government, strengthen AIG’s capital base, and allow AIG time to execute its plan and benefit from future improvements in market and industry conditions. AIG’s liquidity needs have been stabilized since last November. Now, AIG has access to additional financial backstops should conditions change that will facilitate certain types of structured divestiture or recapitalization activities for AIG subsidiaries. The key actions announced today are:
•	Improved terms of existing U.S. Treasury preferred investment: The terms of the U.S. Treasury’s preferred stock investment in AIG will be modified to make these preferred securities more closely resemble common equity and improve AIG’s financial leverage.
•	New standby equity capital facility: The U.S. Treasury will provide AIG with a new five-year equity capital facility, which will allow AIG to raise up to $30 billion of capital by issuing non-cumulative preferred stock to the U.S. Treasury from time to time as needed.
•	Repayment of the FRBNY credit facility: AIG will transfer to the Federal Reserve Bank of New York (FRBNY) (or to a trust for the benefit of the FRBNY) preferred interests in American Life Insurance Company (ALICO) and American International Assurance Company, Ltd. (AIA) in return for a reduction in the outstanding balance of up to $26 billion of the FRBNY senior secured credit facility. AIG also expects to transfer to the FRBNY securitization notes of up to $8.5 billion representing embedded value of certain of its U.S. life insurance businesses in return for a further reduction in its outstanding FRBNY credit facility balance. Securitization is a capital management strategy and will not affect the day-to-day operations, sales activities, or customers of these businesses.
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U.S. Government Provides Support for Continued Restructuring of AIG
March 2, 2009
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•	Reduced cost of FRBNY credit facility: The FRBNY will remove the LIBOR floor on the senior secured credit facility. This will save AIG an estimated $1 billion in interest costs per year, based on the current level of LIBOR and the current facility balance.
•	Maintain availability of FRBNY credit facility: AIG will continue to have access to the FRBNY credit facility. Following the repayment of the outstanding amount on the facility with the preferred interests and securitization notes, the total amount available to AIG under the facility will remain at least $25 billion.
     “AIG is executing one of the most extensive corporate restructuring programs in history at a time when the global economy and capital markets are in turmoil,” said Edward M. Liddy, Chairman and Chief Executive Officer, AIG. “While we have made meaningful progress, we have concluded, along with Treasury and the Federal Reserve, that additional tools are needed to enable success. The measures announced today provide the necessary U.S. government support for a plan to establish separate capital structures, including outside ownership, for certain AIG companies.
     “AIG’s underlying businesses remain strong, well-capitalized, and competitive. Moreover, policy holders, regulators, agents and business partners around the globe can be confident that policies written by any AIG company are sound,” Mr. Liddy said.
     The U.S. Treasury and the Federal Reserve issued a press release today related to the restructuring of government assistance to AIG that contained the following statement: “The steps announced today provide tangible evidence of the U.S. Government’s commitment to the orderly restructuring of AIG over time in the face of continuing market dislocations and economic deterioration. Orderly restructuring is essential to AIG’s repayment of the support it has received from U.S. taxpayers and to preserving financial stability. The U.S. Government is committed to continuing to work with AIG to maintain its ability to meet its obligations as they come due.”
     Since September 2008, when the Federal Reserve first extended emergency assistance to AIG and Mr. Liddy was appointed CEO, AIG has made progress in its restructuring by: reducing the excessive risk from exposure to certain financial products, derivatives trading activities, and securities lending; rationalizing AIG’s cost structure; selling easily separable assets; and stabilizing the company’s liquidity.
     However, global economic conditions have continued to deteriorate significantly, posing challenges to AIG’s ability to divest assets at acceptable values. “The very same global forces that we face have greatly diminished the ability of qualified buyers to raise the capital necessary to buy AIG’s businesses right now,” said Paula Rosput Reynolds, AIG Vice Chairman and Head of Restructuring.
     “As a result, AIG is redirecting the divestiture process away from relying solely on immediate sales for cash and will use a greater variety of tools to maximize the value of the individual businesses. The U.S. Treasury, the Federal Reserve, and AIG have taken actions that will allow AIG to achieve a complete restructuring over the next several years through a process that protects policyholders, continues to reduce risk, and produces strong, focused franchises that can operate as independent entities,” Ms. Reynolds said.
     AIG is working closely with the management of each of its major operating businesses to establish the appropriate governance and capital structures for those businesses. Certain businesses that are already positioned for sale will continue on this track; some will be held for later divestiture; and some businesses, such as AIA and ALICO, will continue to review their divestiture options, which ultimately may include a public offering of shares, depending on market conditions.
     AIG intends to contribute the equity of AIA and ALICO into special purpose vehicles (SPVs) in exchange for preferred and common interests in the SPVs. This will enable the FRBNY (or a trust for the benefit of the FRBNY) to receive preferred interests in repayment of a portion of the FRBNY facility. The amount of the preferred interests will be a percentage of the fair market value of AIA and ALICO based on valuations acceptable to the FRBNY. AIG will continue to hold the common interests in the SPVs. These transactions will reduce AIG’s debt and interest carrying costs, while allowing AIG to continue to benefit from its ongoing common interests in the SPVs.
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U.S. Government Provides Support for Continued Restructuring of AIG
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     “Given the importance of AIA and ALICO to repaying our obligation to the U.S. government, we think this structure is the optimal solution to maintain the value of these businesses and best position them to enhance their franchises,” Mr. Liddy said.
     In addition, to protect and enhance the value of AIG’s global property and casualty subsidiaries for all stakeholders, AIG intends to form a General Insurance holding company, including its Commercial Insurance Group, Foreign General unit, and other property and casualty operations, to be called AIU Holdings, Inc., with a board of directors, management team, and brand distinct from AIG. The establishment of AIU Holdings, Inc. will assist AIG in preparing for the potential sale of a minority stake in the business, which ultimately may include a public offering of shares, depending on market conditions.
     AIG also announced that it is considering combining its domestic life and retirement businesses to enhance market competitiveness. With combined assets of $246.8 billion, 17 million customers, and nearly 300,000 licensed financial professionals, the combined companies would be operating from a position of significant strength and business diversification. “The ultimate success of our restructuring plan centers on ensuring that the unique businesses that make up AIG can thrive on their own. While this process may take up to several years to complete, we will ultimately create stronger, sounder businesses worthy of investor, customer, and regulatory confidence. We greatly appreciate the continued cooperation and support of our customers, business partners, the U.S. government and regulators around the world,” Mr. Liddy said.
     A conference call for the investment community will be held Monday, March 2, 2009, at 8:00 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, March 20, 2009.
     Blackstone Advisory Services is acting as financial advisor to AIG.
     It should be noted that information contained in this press release or remarks made on the conference call may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of proposed transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure to complete the proposed transactions with the NY Fed and the United States Department of the Treasury, developments in global credit markets and such other factors as discussed in Item 1A. Risk Factors and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Annual Report on Form 10-K for the year ended December 31, 2008. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
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U.S. Government Provides Support for Continued Restructuring of AIG
March 2, 2009
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APPENDIX A
     Restructuring package — additional details
•	Improved terms of existing preferred investment: Increasing the equity content of the Treasury’s preferred stake and reducing the annual cost of servicing dividends by more than $4 billion per year.
•	Existing Series D to be exchanged for Series E preferred.
•	Dividends on Series E preferred payable quarterly in cash at a rate of 10% per year, on a non-cumulative basis, only if declared by AIG.
•	Right to elect two directors/20% of the Board of Directors upon non-payment of dividends for four dividend periods.
•	Replacement capital covenant and statement of intent.
•	New equity capital commitment: Up to $30 billion equity capital commitment from the U.S. government.
•	New Series F non-voting preferred to be issued as needed by AIG.
•	Capital commitment facility has 5-year term.
•	Terms of Series F substantially similar to new Series E non-voting preferred.
•	Repayment of FRBNY credit facility with subsidiary preferred interests and securitization notes: Allow AIG to tap the value of certain life insurance units, including AIA, ALICO, and certain of its U.S. life insurance companies, to repay a portion of the outstanding balance on the FRB credit facility.
•	AIG will contribute the equity of each of ALICO and AIA to SPVs in exchange for preferred and common interests in the SPVs. The FRBNY will then accept preferred interests in the SPVs in repayment of a portion of the outstanding balances. AIG will retain the common interests in the SPVs, and will consolidate these entities for accounting purposes.
•	Certain of AIG’s U.S. life insurance businesses will create SPVs that will issue embedded value securitization notes to the FRBNY (or a trust for the benefit of the FRBNY) in repayment of a portion of the outstanding balance under the FRBNY credit facility. These notes will be backed by net cash flows from the designated blocks of existing life insurance policies held by these companies.
•	Specific amounts and terms for the subsidiary preferred interests and the securitization notes to be accepted in repayment will be determined between AIG and the FRBNY.
•	Reduced cost of current FRBNY credit facility: Interest rate on the FRBNY credit facility, which is three-month LIBOR plus 300 basis points, will be modified by removing the existing floor of 3.5% on the LIBOR rate.
•	Maintain current FRBNY credit facility: Continued access to the FRBNY credit facility of at least $25 billion following the repayment of the outstanding amount on the facility with the preferred interests and securitization notes.
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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